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                                                                     EXHIBIT 8.1

                                           November 16, 2004

Re: Bell Microproducts Inc. Form S-4 Registration Statement

Mr. James Illson
Executive Vice President and Chief Financial Officer
Bell Microproducts Inc.
1941 Ringwood Avenue
San Jose, CA 95131

Dear Mr. Illson:

      We have acted as counsel for Bell Microproducts Inc., a California corporation (the "COMPANY") in connection with the registration of $110,000,000 of the Company's 3-3/4% Convertible Subordinated Notes, Series B due 2024 (the "NEW NOTES") and the common stock, if any, to be issued upon conversion of the New Notes pursuant to the offer by the Company to exchange up to $110,000,000 aggregate principal amount of the New Notes for any and all of the Company's currently outstanding 3-3/4% Convertible Subordinated Notes due 2024 (the "OLD NOTES").

      In formulating our opinion, we examined such documents as we deemed appropriate, including the Company's offering memorandum dated March 1, 2004 in respect of the Old Notes and the Registration Statement on Form S-4, initially filed by the Company with the Securities and Exchange Commission on November 16, 2004, in respect of the New Notes (the "REGISTRATION STATEMENT"). In addition, we have obtained such additional information and evaluations as we deemed relevant and necessary through consultation with various officers and representatives of the Company and financial advisors to the Company. Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

      Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the exchange offer set forth in the Registration Statement (other than those contained in the Section under the heading "Certain Material U.S. Federal Income Tax Considerations") and (2) the consummation of the exchange offer in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement.

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                                       2
                                                                    EXHIBIT 8.1

                                                              November 16, 2004


      Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that the summary discussion in the Registration Statement under the heading "CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES," insofar as it constitutes statements of law or legal conclusions and except to the extent qualified therein, is correct in all material respects.

      Our opinion is based upon current provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions, all as in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Company's offer to exchange the Old Notes for the New Notes, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm therein.

                                     Very truly yours,

                                     FREDRIKSON & BYRON, P.A.

                                     By /s/ THOMAS W. GARTON
                                        ________________________________
                                        Thomas W. Garton, Vice President